UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

The McGraw-Hill Companies, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 21, 2005

DEAR SHAREHOLDER:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 27, 2005. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Web site at www.mcgraw-hill.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

I look forward to seeing you at the Meeting.

HAROLD MCGRAW III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 27, 2005

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. will be held on Wednesday, April 27, 2005, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York. At the Meeting, shareholders will be asked to:

•	elect four Directors;

•	approve the Key Executive Short-Term Incentive Compensation Plan;

•	amend the Company’s Restated Certificate of Incorporation to increase the authorized shares of common stock;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2005;

•	vote on a shareholder proposal requesting a shareholder vote on “poison pills”; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 8, 2005, the record date for the Meeting.

By Order of the Board of Directors.

SCOTT L. BENNETT

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 21, 2005

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions as well as to view the Proxy Statement and Annual Report online.

The McGraw-Hill Companies, Inc.

Proxy Statement

2005 Annual Meeting of Shareholders

Appendices
A. Key Executive Short-Term Incentive Compensation Plan	A-1
B. Proposed Amendment to Company’s Restated Certificate of Incorporation	B-1

The McGraw-Hill Companies, Inc.

Proxy Statement

2005 Annual Meeting of Shareholders

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2005 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 27, 2005, and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Annual Meeting.

The Company’s 2004 Annual Report, Notice of Annual Meeting, Proxy Statement and proxy are being mailed to shareholders beginning March 21, 2005.

What will I vote on?

Five items:

•	election of four Directors;

•	approval of the Key Executive Short-Term Incentive Compensation Plan;

•	amendment of the Company’s Restated Certificate of Incorporation to increase the authorized shares of common stock;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2005; and

•	a shareholder proposal requesting a shareholder vote on “poison pills”.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 8, 2005, may vote at the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you held on the record date.

What constitutes a quorum for the Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date, 190,572,448 shares of Company common stock were issued and outstanding.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Annual Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•	as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet, as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

How do I vote my shares in the Dividend Reinvestment Plan?

If you participate in the Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan, unless you give us other instructions.

How do I vote my shares in the Company’s employee benefit plans?

You may instruct the plans’ Trustee on how to vote your shares in these plans held by you as of March 8, 2005 by mail, by telephone, or via the Internet. The plans’ Trustee must receive your instructions by April 22, 2005, or the shares represented will not be voted.

Can I change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Meeting by: (1) sending a notice to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095; or (2) delivering a later dated proxy by telephone, via the Internet, or in writing. You may also revoke your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. Although we are mailing these proxy materials, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Georgeson Shareholder Communications Inc. is assisting us with the solicitation of proxies for a fee of $22,000 plus out-of-pocket expenses.

How many votes are required for the approval of each item?

•	Proposal One – A nominee will be elected as a Director if he or she receives a plurality of the votes cast at the Meeting. Broker non-votes and marking your proxy card to withhold authority for all or some nominees will not be counted either for or against a Director nominee.

•	Proposal Two – The affirmative vote of the holders of a majority of the votes cast is required to approve the Key Executive Short-Term Incentive Compensation Plan. Abstentions and broker non-votes will not be counted either for or against this proposal.

•	Proposal Three – The affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to amend the Company’s Restated Certificate of Incorporation to increase the authorized shares of common stock. Abstentions and broker non-votes will have the effect of a negative vote.

•	Proposal Four – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2005. Abstentions and broker non-votes will not be counted either for or against this proposal.

•	Proposal Five – The affirmative vote of the holders of a majority of the votes cast is required to approve the shareholder proposal. Abstentions and broker non-votes will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Abstentions, broker non-votes and votes withheld for Director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the election of Directors and ratification of the Company’s independent Registered Public Accounting Firm, the broker may vote your shares in its discretion. For approval of the Key Executive Short-Term Incentive Compensation Plan, the amendment to the Company’s Restated Certificate of Incorporation increasing the authorized shares of common stock, and the shareholder proposal, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote”.

Who will count the vote?

Votes at the Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for the Key Executive Short-Term Incentive Compensation Plan;

•	for the amendment to the Company’s Restated Certificate of Incorporation increasing the authorized shares of common stock;

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2005; and

•	against the shareholder proposal.

How do I submit a shareholder proposal for the 2006 Annual Meeting?

The Company’s 2006 Annual Meeting is scheduled for April 26, 2006. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by November 21, 2005. Proposals should be addressed to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than December 28, 2005 and no later than January 27, 2006. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Can I view future proxy materials online instead of receiving them by mail?

Yes. If you are a shareholder of record or own Company shares through one of the Company’s employee benefit plans, you may, if you wish, view future Proxy Statements and Annual Reports online. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

At any time during the year, shareholders of record or owners of Company shares through one of the Company’s employee benefit plans may give consent to view future Proxy Statement and Annual Report materials online. During the 2005 proxy voting period, the Internet voting system will automatically prompt shareholders for their consent. For other times during the year, go to https://www.giveconsent.com/mhp. The enrollment site reviews the basic information and terms. At the user login screen, please enter your Social Security Number or Taxpayer Identification Number and provide an e-mail address so we can contact you when proxy materials are available online. You will receive confirmation by e-mail indicating your preference for electronic delivery. If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to consent to view materials online instead of receiving them by mail.

What are the benefits of electronic delivery?

Electronic delivery saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. Shareholders of record may resume mail delivery of the Proxy Statement and Annual Report by going to https://www.giveconsent.com/mhp and revoking your election. You will receive a confirmation by e-mail indicating your preference to resume mail delivery.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to revoke your consent and resume delivery of materials by mail.

Will I receive a copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed our 2004 Annual Report to shareholders beginning on March 21, 2005.

What is “householding”?

We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

What if I want to receive a separate copy of the Proxy Statement?

If you participate in householding and wish to receive a separate copy of the 2004 Annual Report or this Proxy Statement, or if you wish to receive separate copies of future Annual Reports and/or Proxy Statements, please call us toll-free at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com, or write to: Investor Relations, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will promptly deliver to you the documents you requested.

Where can I find the voting results?

We will file a Form 8-K with the Securities and Exchange Commission (the “SEC”) reporting the voting results for Proposal Three, the proposal to amend the Company’s Restated Certificate of Incorporation to increase the authorized shares of common stock, by May 2, 2005. We will publish the voting results for all the proposals, including Proposal Three, in our Form 10-Q for the Second Quarter of 2005 which we will file with the SEC on or about July 29, 2005. To view these online, go to the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations, and click on the SEC Filings link.

Do the Directors attend the Meeting?

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Meeting. All of our Directors attended the 2004 Annual Meeting.

What should I do if I want to attend the Meeting?

All shareholders of the Company may attend the Meeting. The Meeting will be held on the second floor of the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, and will begin promptly at 11:00 a.m. (EDT). You may be asked to present photo identification before being admitted to the Meeting. If you have questions about attending the Meeting, you may call Investor Relations toll-free at (866) 436-8502.

Can a shareholder communicate directly with our Board? If so, how?

Yes. You may communicate directly with our Board, including the Presiding Director, by writing to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095 or by sending an e-mail to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward your questions or comments directly to our Board. For additional information about the Presiding Director, please see page 7 of this Proxy Statement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are over-seen by our Board pursuant to the New York Business Corporation Law and our Restated Certificate of Incorporation and By-Laws. Under the Company’s Restated Certificate of Incorporation, the members of the Board are grouped into three classes. The three classes are as equal in number as possible. One class is elected at each Annual Meeting to hold office for a three-year term beginning on the date of the Meeting.

New members are assigned to classes upon ini-tial appointment so that the size of each class is as nearly equal as possible. The four Director nominees standing for election at this year’s Annual Meeting, Sir Winfried Bischoff, Mr. Douglas N. Daft, Ms. Linda Koch Lorimer and Mr. Harold McGraw III, are currently serving as Directors of the Company. All four of the Director nominees are being nominated for three-year terms that will expire in 2008.

Mr. Harold W. McGraw, Jr., a Director from 1954 to 1988, Chairman of the Board from 1976 to 1988, and Chief Executive Officer from 1975 to 1983, retired from the Board after the 1988 Annual Meeting in accordance with the Board’s retirement age policy. However, in recognition of Mr. McGraw’s past service and contributions to the Company and to assure his continued close association with the Board and the Company, the Board elected Mr. McGraw permanently to the position of Chairman Emeritus.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman of the Board, President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;

(ii)	such Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	(A) such Director or an immediate family member is a current partner of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director is a current employee of such a firm; (C) such Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) such Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;

(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

Presiding Director

On February 23, 2005, the Board once again appointed Ms. Linda Koch Lorimer, the Chair of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period February 23, 2005 through February 22, 2006. In her capacity as the Presiding Director, Ms. Lorimer presides at regularly scheduled executive sessions of the Board at which only non-management Directors are present. Shareholders may communicate with Ms. Lorimer by sending a letter to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095 or by sending an e-mail message to corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward your letter to Ms. Lorimer.

Directors’ Biographies

Class of 2008

The following four Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at this Annual

Meeting to serve three-year terms that will expire in 2008. Please see page 32 of this Proxy Statement for voting information.

Sir Winfried Bischoff, age 63, has been since 2000 Chairman of Citigroup Europe, which represents the European businesses of Citigroup, Inc., a global financial services firm. He is also a member of Citigroup, Inc.’s Management Committee. Sir Winfried Bischoff was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Winfried Bischoff was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company and Land Securities plc. Sir Winfried Bischoff has served as a Director of the Company since 1999 and is a member of the Compensation and Financial Policy Committees.

Douglas N. Daft, age 62, was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company from 2000 to 2004. He served as President and Chief Operating Officer of The Coca-Cola Company from 1999 until 2000. He previously served as Senior Vice President of The Coca-Cola Company from 1991 until 1999. Mr. Daft worked at The Coca-Cola Company since 1969, and held various executive positions since 1984. Mr. Daft is a Director of Wal-Mart Stores, Inc. Mr. Daft is also an advisory board member for SISTEMA (the Russian Telecom Group) and Longreach, Inc. (a Japan-based private equity firm). He served on the Boards of the Boys and Girls Clubs of America, Catalyst, and a number of educational and professional associations. Mr. Daft was a Trustee of Emory University, the American Assembly, and the Center for Strategic & International Studies. He was also a member of The Business Council and The Business Roundtable. Mr. Daft has served as a Director of the Company since 2003 and is a member of the Audit and Compensation Committees.

Linda Koch Lorimer, age 53, has been Vice President and Secretary of Yale University since 1995, having returned to Yale as Secretary of the University in 1993. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. She is a Director of Sprint Corporation. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition. Ms. Lorimer is a Director of Yale-New Haven Hospital and a Trustee of Hollins University. Ms. Lorimer has served as a Director of the Company since 1994 and is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees. She also serves as the Presiding Director of the Company’s Board of Directors.

Harold McGraw III, age 56, has been Chairman of the Board since 2000 and President and Chief Executive Officer of the Company since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. Mr. McGraw serves on the Board of Directors of United Technologies, a diversified company that provides high technology products and support services to the commercial building and the aerospace industries. He is Chairman of the Business Roundtable’s International Trade and Investment Task Force and Chairman of the Emergency Committee for American Trade (ECAT). He is a member of The Business Council and served as a member of President George W. Bush’s Transition Advisory Committee on Trade. Mr. McGraw is Chairman of the National Council on Economic Education as well as The National Actors Theatre. He serves on the Board of Trustees of Carnegie Hall as well as the Board of The New York Public Library. He also is a member of the Boards of the National Organization on Disability, The National Academy Foundation and Hartley House. Mr. McGraw has served as a Director of the Company since 1987 and is Chair of the Executive Committee. (a)

Class of 2006

The following three Directors will continue in office until 2006:

James H. Ross, age 66, was Deputy Chairman of National Grid Transco plc, a public UK company with interests in electricity and gas transmission and distribution in the United Kingdom, the United States, Argentina, Zambia and Australia, from 2002 to 2004. Prior to that, Mr. Ross was Chairman of National Grid Group plc from 1999 to 2002. From 1996 to 2002, Mr. Ross was Chairman of The Littlewoods Organisation, a private company in Great Britain operating in the retail home shopping and leisure businesses. Mr. Ross was Chief Executive and Deputy Chairman of Cable & Wireless plc, an international provider of telecommunications services, between 1992 and 1995. He was a Managing Director of British Petroleum plc, which engages in all phases of the petroleum business, from 1991 to 1992, and Chairman and Chief Executive Officer of BP America Inc., a subsidiary of British Petroleum plc, from 1988 to 1992. Mr. Ross is a Director of Prudential plc, Schneider Electric and Datacard Inc. He is also the Chairman of the Leadership Foundation for Higher Education in the United Kingdom. Mr. Ross has served as a Director of the Company since 1989 and is Chair of the Financial Policy Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Kurt L. Schmoke, age 55, has been the Dean of the Howard University School of Law since 2003. Prior to that, he was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of The Baltimore Life Companies and Legg Mason, Inc. He is a Trustee of Tuskegee University, Yale University, McDaniel College, Loyola College in Maryland and Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations, and a member of the Board of Directors of the World Wildlife Fund. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. Mr. Schmoke has served as a Director of the Company since February 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 56, has been Chairman, President and Chief Executive Officer of Eli Lilly and Company, a pharmaceutical company, since 1999. Mr. Taurel joined Lilly in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. He has served as President and CEO since June 1998, adding the role of Chairman of the Board in January 1999. Mr. Taurel is a Director of IBM. He is a member of The Business Council and The Business Roundtable, and a Director of Pharmaceutical Research and Manufacturers of America. He is a Member of the Board of Overseers of the Columbia Business School, a founder of the International School of Indiana, a Vice Chair of the Kennedy Center Corporate Fund, and a Trustee of the Indianapolis Museum of Art. Mr. Taurel is also a Director of the RCA Tennis Championships. In June 2002, President Bush appointed him to the President’s Homeland Security Advisory Council, and in February 2003 to the President’s Export Council. Mr. Taurel has served as a Director of the Company since 1996 and is Chair of the Compensation Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Class of 2007

The following four Directors will continue in office until 2007:

Pedro Aspe, age 54, has been since April 2001 Chairman of the Board and Chief Executive Officer of Protego Asesores Financieros, a leading investment banking advisory firm in Mexico. From 1996 to March 2001, Dr. Aspe was Chairman of the Board of Vector Casa de Bolsa, S.A. de C.V., an investment banking firm in Mexico. Dr. Aspe has been since 1995 a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Dr. Aspe has held a number of positions with the Mexican government and was most recently the Secretary of Finance and Public Credit of Mexico from 1988 through 1994. Dr. Aspe is a Director of the Carnegie Corporation and of Televisa located in Mexico City. Dr. Aspe is a member of the Advisory Board of Stanford University’s Institute of International Studies, the Visiting Committee of the Department of Economics of MIT, and the Center for Politics and Economics at Claremont University. Dr. Aspe also sits on the Advisory Board of Marvin & Palmer and American International Group, Inc. Dr. Aspe has served as a Director of the Company since 1996 and is Chair of the Audit Committee and a member of the Executive and Financial Policy Committees.

Robert P. McGraw, age 50, is currently Chairman and Chief Executive Officer of Averdale International, LLC, an investment company. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to August 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

Hilda Ochoa-Brillembourg, age 60, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, and Managing Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc., the World Bank/International Monetary Fund Credit Union and the Harvard Management Company, Inc. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas and a Trustee and Executive Committee member of the Washington National Opera. She is also a Trustee of the Executive Committee of the National Symphony Orchestra and an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. Ms. Ochoa-Brillembourg has served as a Director of the Company since 2004 and is a member of the Audit and Financial Policy Committees.

Edward B. Rust, Jr., age 54, has been since 1987 Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust is a Director of Helmerick & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, he was a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust is Co-Chairman of the Business Roundtable. He is also Chairman of the Business Higher Education Forum and Co-Chairman of the Committee for Economic Development’s Subcommittee on Education Studies. Mr. Rust has served as a Director of the Company since 2001 and is a member of the Audit and Compensation Committees.

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers and the sons of Mr. Harold W. McGraw, Jr.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations: (i) the Company’s Restated Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation, Executive, Financial Policy, and Nominating and Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; and (vii) the Audit Committee’s Policy concerning Employee Complaint Procedures regarding Accounting and Auditing Matters. A copy of these materials is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Committees of the Board of Directors

The Company has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Audit, Compensation, and Nominating and Corporate Governance Committees follows.

Audit Committee

The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 16 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2004 fiscal year.

•	The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance Section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Committee members in their respective biographies found on pages 8 through 12 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation Committee

The Compensation Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s stock incentive plans; and

•	establishing and certifying the achievement of performance objectives in connection with the Company’s executive incentive plans to ensure consistency with the Company’s financial and strategic plans and objectives.

Additional information about the Compensation Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent; and

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance.

Additional information about the Nominating and Corporate Governance Committee follows:

•	The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. This written nomination must comply with the advance notice, informational and other requirements described in the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary at the address noted above and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•	The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to qualities of intellect, integrity and judgment, diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, government regulation and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.

•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Membership and Meetings of the Board and Its Committees

In 2004, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee are shown in the table below.

	Board	Audit	Compensation	Executive	Financial Policy	Nominating & Corporate Governance
Pedro Aspe	Member	Chair		Member	Member
Sir Winfried Bischoff	Member		Member		Member
Hilda Ochoa-Brillembourg	Member	Member			Member
Douglas N. Daft	Member	Member	Member
Linda Koch Lorimer	Member		Member	Member		Chair
Harold McGraw III	Chair			Chair
Robert P. McGraw	Member				Member
James H. Ross	Member			Member	Chair	Member
Edward B. Rust, Jr.	Member	Member	Member
Kurt L. Schmoke	Member				Member	Member
Sidney Taurel	Member		Chair	Member		Member
Number of 2004 Meetings	9	9	7	0	8	5

In 2004, the non-management Directors met in executive sessions twice without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman, President and Chief Executive Officer, was not present at one of these non-management Director executive sessions.

Indemnification

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law. This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s directors’ and officers’ liability insurance. The Company has for many years carried directors’ and officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period December 31, 2004 to December 31, 2005 for an annual premium of $1,600,000. The Company has purchased this coverage from National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Great American Insurance Companies; and Liberty Mutual Insurance Co. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and officers of the Company and its subsidiaries for liabilities or losses incurred in the performance of their duties up to an aggregate sum of $65,000,000. No sums have been paid under this coverage to the Company or any Directors or officers nor have any claims for reimbursement been made under this policy.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors in accordance with the listing standards of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s independent Registered Public Accounting Firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the Company’s consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee discussed with the Company’s independent Registered Public Accounting Firm matters required to be discussed by Statement on Auditing Standards No. 61 as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committees).

In addition, the Committee has reviewed with the Company’s independent Registered Public Accounting Firm the Firm’s independence from the Company and its management. The Committee received from the Company’s independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Committee discussed with the Company’s internal auditors and independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee has also considered whether the provision of services by Ernst & Young LLP, the Company’s independent Registered Public Accounting Firm, not related to the audit of the financial statements referred to above is compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent Registered Public Accounting Firm for 2005.

Pedro Aspe (Chair)

Hilda Ochoa-Brillembourg

Douglas N. Daft

Edward B. Rust, Jr.

Independent Registered Public Accounting Firm’s Fees and Services

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2005. Please see page 37 of this Proxy Statement for voting information. During the years ended December 31, 2004 and December 31, 2003, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/04	Year Ended 12/31/03
Audit Fees	$4,471,000	$3,967,000
Audit-Related Fees	730,000	931,000
Tax Fees	2,020,000	1,754,000
All Other Fees	99,000	341,000

•	Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews. Audit fees for 2004 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

•	Audit-related fees generally included fees for pension or other special purpose audits, acquisition assistance and other accounting consultations.

•	Tax fees included fees for tax compliance, advice and planning.

•	All other fees generally included fees for real estate advisory services.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance Section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations) provide that the Committee must preapprove both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

Directors’ Compensation

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees.

The Company provides the following annual compensation to non-employee Directors:

Cash Compensation

•	annual cash retainer of $40,500 for 2004, which has been increased to $50,500 for 2005;

•	$1,200 for each Board meeting attended, which has been increased to $1,500 for 2005;

•	$1,000 for each Committee meeting attended, which has been increased to $1,500 for 2005;

•	annual cash retainer of $5,000 to the Committee Chair of each Committee, which has been increased to $6,000 for 2005; and

•	reimbursement for customary travel expenses.

Share Compensation

•

Director Deferred Stock Ownership Plan.    This Plan pays each non-management Director an annual deferred share credit equal to the average cash compensation paid to all Directors during the calendar year. Directors received a deferred share credit of $63,759 for 2004. These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. The Company currently has written agreements with Ms. Linda Koch Lorimer, Ms. Hilda Ochoa-Brillembourg and Messrs. Pedro Aspe, James H. Ross, Edward B. Rust, Jr. and Kurt L. Schmoke to receive all or part of these cash payments as deferred shares.

Other Director Plans

•

Director Deferred Compensation Plan.     Directors may also elect to defer all or part of their annual cash retainer and Board and Committee fees under the Director Deferred Compensation Plan. The Company currently has written agreements with Messrs. Douglas N. Daft, James H. Ross and Kurt Schmoke to defer cash payments under this Plan. Interest is payable on the deferred cash amount based on 120% of the applicable

Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

•	Directors Retirement Plan. Under this Plan, covered Directors receive annual retirement and disability benefits when they retire from the Board at or after age 65 or if they become disabled. The benefit equals 10% of the then annual retainer fee plus Committee fees for each year of service on the Board. To be eligible for this benefit, covered Directors must have served on the Board for at least five years. This Plan was amended in 1996 to provide that current Board members will not accrue any additional benefits under the Plan after June 30, 1996. The amendment to the Plan also provided that Directors elected after June 30, 1996 will not be eligible to participate in the Plan.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of Mr. Harold McGraw III and the four most highly compensated executive officers other than Mr. McGraw who were serving as executive officers on December 31, 2004 (the “named executive officers”).

Compensation Committee Report on Executive Compensation

The following is a report of the Compensation Committee of the Board regarding executive compensation. The Committee’s functions and membership are described on pages 13 and 15, respectively, of this Proxy Statement.

Introduction

The McGraw-Hill Companies’ executive compensation program (the “Program”) is administered by the Compensation Committee of the Board of Directors (the “Committee”) which is composed of the individuals listed below, all of whom are non-employee Directors of the Company who meet the independence requirements of the

New York Stock Exchange. The Committee has sole responsibility for all compensation matters with respect to the Company’s senior management. The Committee regularly reports to the Board of Directors on its activities and decisions and meets in executive session with the independent Directors at year-end to review the CEO’s performance and compensation.

Philosophy

The Program has been designed to enable the Company to attract, motivate and retain senior management by providing a fully competitive total compensation opportunity based on performance. The Program consists of three key elements: (1) base salaries, which reflect competitive marketplace data and evaluated individual performance; (2) annual incentives, which are payable for the achievement of annual financial performance goals established by the Committee; and (3) long-term stock-based incentives consisting of annual grants of restricted performance shares, which are payable for the achievement of three-year financial performance goals established by the Committee, and annual stock option grants. The stock-based incentives are intended to align the interests of senior management with those of the Company’s shareholders. The Program permits differentiation in total compensation opportunity based on assessments of sustained individual performance, current responsibilities and future potential. Further, the Program is structured so that at higher management levels a larger portion of annual compensation is variable, based on Company performance, and a larger portion of total compensation is composed of stock-based compensation.

The Committee’s policy with respect to the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (the “Code”) is to qualify such compensation for deductibility whenever practicable. The Key Executive Short-Term Incentive Compensation Plan and the Stock Incentive Plan have been approved by the Company’s shareholders pursuant to the requirements of Section 162(m) of the Internal Revenue Code so that the awards earned under these plans will qualify for tax deduction by the Company when paid. A new version of the Key Executive Short-Term Incentive Compensation Plan, to be effective for 2005 and future plan years, is being presented for shareholder approval at this Annual Meeting.

It is the Committee’s intent to fulfill its responsibilities according to the highest standards of corporate conduct and governance practices in the long-term best interests of the Company and its shareholders.

Program Competitiveness

The Program is intended to be fully competitive with the total executive compensation programs of competitor companies in the publishing, information and media industry when performance goals are met. Base salaries, annual incentive awards and long-term incentive grant guidelines are determined within the framework of position responsibility, individual performance and the external marketplace. Competitive market data are derived annually using a third-party consultant survey of the publishing, information and media industry, which includes reported data from companies in the peer group index of the Shareholder Return Performance Graph (the “Peer Group”).

The annual incentive awards are designed to be competitive with median incentive levels using available data for the competitor companies included in the Peer Group and data from a third-party media industry compensation survey of other publishing, information and media companies.

The long-term incentive grant guidelines provide competitive compensation opportunities in the form of restricted performance share and stock option grants. These guidelines are designed to reflect median grant practices of publishing, information and media industry companies including those in the Peer Group.

Following is a discussion of each of the elements of the Program and a description of the specific decisions and actions taken by the Committee with regard to 2004 compensation for the CEO.

Annual Salary and Incentive Compensation

Annual compensation for senior management consists of base salary and the annual incentive awards earned under the Key Executive Short-

Term Incentive Compensation Plan. Base salary increases for senior executives other than the CEO are recommended annually by Mr. McGraw and are reviewed and approved by the Committee.

Target awards established under the Key Executive Short-Term Incentive Compensation Plan were established as a dollar amount for each executive at the beginning of the year. The maximum payment opportunity was set at 200% of the annual target award. Payment of the annual incentive awards for Mr. McGraw and the other executives named in the Summary Compensation Table was based on the Company’s performance in relation to minimum, target and maximum diluted Earnings Per Share goals which were approved by the Committee at the beginning of the plan year.

Long-Term Incentive Compensation

The long-term incentive compensation program for senior management consists of two types of annual stock awards: restricted performance shares and stock options. Restricted performance share awards are established for each executive and granted annually. They vest at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted Earnings Per Share growth goals established by the Committee at the beginning of each award cycle. The restricted performance share awards are subject to forfeiture if the minimum performance goal is not attained, or if a participant’s employment is terminated for certain reasons before the shares become vested. During the award cycle, participants receive dividends on and have the right to vote the awarded shares.

The second component of the long-term incentive compensation program consists of stock options, which provide participants with the right to purchase shares of the Company’s common stock at its market value on the date of grant. Each stock option grant becomes exercisable in two equal annual installments commencing one year after grant and has a ten-year maximum term.

2004 CEO Compensation

Mr. McGraw’s base salary is reviewed annually by the Committee, which considers competitive CEO base salary information from the Peer Group companies, Mr. McGraw’s individual performance and contributions since his last review, and the merit increase guidelines in effect for other salaried employees during this period. Effective January 1, 2004, the Committee increased Mr. McGraw’s base salary by 5.0% to $1,116,000 based on its review and assessment of the factors and criteria described above.

In April 2004, stock-based long-term incentive awards were granted. Mr. McGraw received an award of 13,082 restricted performance shares which will mature on December 31, 2006, subject to the achievement of the Committee-approved diluted Earnings Per Share performance goals established for this award, and he received a stock option grant for 204,000 shares. These awards, along with those of the other proxy-named executives, are disclosed in the Long-Term Incentive Plan Awards Table and the Option Grants Table.

To calculate the degree of achievement of the Earnings Per Share performance goal for the 2004 Short-Term Incentive Compensation Award and the 2002, 2003 and 2004 Long-Term Restricted Performance Share Awards, the Committee determined that the reported 2004 income from continuing operations diluted Earnings Per Share adjusted to exclude the one-time, non-cash income tax benefit and the dilution associated with the acquisitions of Grow.net, Inc. and Capital IQ, Inc., would be used for purposes of determining the degree of achievement of these awards.

In early 2005, the Committee reviewed and approved the 2004 annual incentive award payment for Mr. McGraw under the Key Executive Short-Term Incentive Compensation Plan. Based on the Company’s adjusted diluted Earnings Per Share for 2004, as described above, the Earnings Per Share growth was 16.9% and measured against the Earnings Per Share performance goal established by the Committee at the beginning of the year,

Mr. McGraw’s earned incentive payment was $1,764,000, representing 200% of his 2004 target opportunity.

In early 2005, the Committee reviewed and approved the degree of achievement and award payout to Mr. McGraw for the 2002 Long-Term Restricted Performance Share Award, which covered the years 2002, 2003 and 2004 and matured on December 31, 2004. The cumulative compound Earnings Per Share growth for the three-year award cycle was 12.67% under the performance goal originally established by the Committee for this Award. Mr. McGraw received a share payment of 20,255 shares representing 152.53% of his target award. The dollar value of Mr. McGraw’s 2002 Long-Term Restricted Performance Share Award payout is shown in the Long-Term Incentive Plan Payout Column of the Summary Compensation Table.

Closing Statement

The Committee believes that the caliber and motivation of the Company’s key employees and the quality of their leadership make a significant difference in the long-term performance of the Company. The Committee further believes that compensation should vary with the Company’s financial performance so that executives are well rewarded when performance exceeds the ambitious goals established by the Committee, and there should be commensurate risks to compensation when performance does not meet these goals.

In its view, the Committee believes that the Company’s executive compensation program is meeting the goals contained in the Program’s philosophy.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Sidney Taurel (Chair)

Sir Winfried Bischoff

Douglas N. Daft

Linda Koch Lorimer

Edward B. Rust, Jr.

Summary Compensation Table

The following table contains information concerning the named executive officers for services rendered in all capacities to the Company in 2002, 2003 and 2004:

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compen- sation(a)	Awards				Payouts		All Other Compen- sation(d)
							Restricted Stock Awards(b)		Securities Underlying Options		Long-Term Incentive Payouts(c)
Harold McGraw III	2004	$1,116,000		$1,764,000		$193,778	0		364,315	(e)	$1,849,371		$199,056
Chairman, President and	2003	1,063,000		1,002,372		47,201	0		194,000		816,488		209,893
Chief Executive Officer	2002	1,017,500		1,169,200		37,670	0		179,000		876,276		158,565

Robert J. Bahash	2004	$742,000		$945,000		$24,572	0		198,036	(e)	$884,579		$119,312
Executive Vice President	2003	707,000		536,985		22,992	0		106,987	(e)	418,442		137,901
and Chief Financial Officer	2002	676,200		629,176		20,176	0		52,000		562,251		104,931

David L. Murphy	2004	$543,000		$762,000		$17,628	0		33,300		$675,410		$90,883
Executive Vice President,	2003	522,500		436,748		228,181	0		32,000		0	(g)	41,817
Human Resources	2002	223,736	(f)	213,135		55,690	0		30,000		0	(g)	7,501

Deven Sharma	2004	$543,000		$544,000		$17,120	0		44,740	(e)	$616,504		$79,036
Executive Vice President,	2003	522,500		312,048		16,202	0		32,000		0	(k)	80,000
Global Strategy	2002	481,132		615,375	(h)	14,716	$648,400	(i)	55,000	(j)	0	(k)	21,332

Kenneth M. Vittor	2004	$467,000		$456,000		$11,983	0		74,930	(e)	$431,566		$67,054
Executive Vice President	2003	449,400		261,929		11,253	0		61,024	(e)	206,144		69,679
and General Counsel	2002	432,000		306,915		9,914	0		32,000		277,489		54,025

(a)	Represents dividend equivalents paid on outstanding Long-Term Restricted Performance Share Awards. With regard to Mr. McGraw, the amount disclosed for 2004 includes $126,762 (computed based upon the incremental cost to the Company) for personal use of Company provided aircraft. In accordance with the recommendation of a security study undertaken by a third party security firm, the Company requires Mr. McGraw to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw and any passengers travelling with him are required to reimburse the Company for the equivalent of first class commercial airfare. With respect to Mr. Murphy, the amount disclosed also includes benefits valued at $216,922 in 2003 and $53,216 in 2002 associated with his relocation when he joined the Company in July 2002.

(b)	The number and value of Restricted Performance Share holdings at year end follows:

	2004
	Unearned Restricted Performance Shares	Value (at $91.54)(1)(2)
H. McGraw III	43,257	$3,959,746
R. J. Bahash	20,477	$1,874,465
D. L. Murphy	14,690	$1,344,723
D. Sharma	14,267	$1,306,001
K. M. Vittor	9,896	$905,880

(1)	Based on the closing price of the Company’s common stock on December 31, 2004 of $91.54.

(2)	Dividend equivalent payments equal to the dividend paid on the Company’s common stock were paid in cash on Restricted Performance Shares in 2004.

(c)	The 2004 payment amount, representing a 152.53% payout, is based on a fair market value of $91.30 for the Company’s common stock on February 1, 2005.

(d)	For 2004, the dollar value reported in this column includes the Company’s 2004 contribution to the Company’s defined contribution plans.

(e)	Includes Restoration Stock Options as discussed more fully on page 24.

(f)	Mr. Murphy joined the Company in July 2002. His salary is prorated to reflect this partial year.

(g)	Mr. Murphy joined the Company in July 2002 and thus did not participate in the 2000 Long-Term Incentive Awards which matured in December 2002 and the 2001 Long-Term Incentive Awards which matured in December 2003.

(h)	Includes a $250,000 sign-on bonus paid to Mr. Sharma when he joined the Company in January 2002.

(i)	Mr. Sharma received a Restricted Stock Award for 10,000 shares when he joined the Company in January 2002 which vested 50% on the first anniversary of the grant and 50% on the second anniversary of the grant. The value is based on the closing price of the Company’s common stock on February 1, 2002 of $64.84.

(j)	Includes a one-time special stock option award of 25,000 shares granted to Mr. Sharma when he joined the Company in January 2002.

(k)	Mr. Sharma joined the Company in January 2002 and thus did not participate in the 2000 Long-Term Incentive Awards which matured in December 2002 and the 2001 Long-Term Incentive Awards which matured in December 2003.

Option Grants In 2004

The following table includes all grants of stock options made in 2004 under the 2002 Stock Incentive Plan to the named executive officers:

	Individual Grants								Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(a)
				% of Total Options
Name	Type	Number of Securities Underlying Options Granted		Granted to Employees in 2004	Exercise or Base Price		Expiration Date		5%		10%
H. McGraw III	Annual	204,000	(b)	3.36%	$76.4400		03/31/2014		$9,806,831		$24,852,422
	Restoration	44,802	(c)	0.74%	$90.9900		01/01/2008		$642,586		$1,349,333
	Restoration	36,947	(c)	0.61%	$90.9900		04/28/2008		$529,923		$1,112,759
	Restoration	78,566	(c)	1.29%	$90.9900		01/03/2009		$1,540,624		$3,317,724
R. J. Bahash	Annual	57,250	(b)	0.94%	$76.4400		03/31/2014		$2,752,162		$6,974,516
	Restoration	37,452	(c)	0.62%	$90.2700		01/02/2010		$934,079		$2,064,006
	Restoration	38,958	(c)	0.64%	$90.2700		04/01/2011		$1,196,042		$2,713,374
	Restoration	43,703	(c)	0.72%	$90.2700		03/31/2012		$1,606,077		$3,742,769
	Restoration	20,673	(c)	0.34%	$90.2700		03/31/2013		$891,031		$2,134,113
D. L. Murphy	Annual	33,300	(b)	0.55%	$76.4400		03/31/2014		$1,600,821		$4,056,792
D. Sharma	Annual	33,300	(b)	0.55%	$76.4400		03/31/2014		$1,600,821		$4,056,792
	Restoration	3,374	(c)	0.06%	$75.1700		01/31/2012		$121,098		$290,042
	Restoration	8,066	(c)	0.13%	$88.0700		03/31/2013		$339,182		$812,375
K. M. Vittor	Annual	35,000	(b)	0.58%	$76.4400		03/31/2014		$1,682,545		$4,263,896
	Restoration	12,246	(c)	0.20%	$74.7500		01/02/2010		$252,913		$558,854
	Restoration	13,445	(c)	0.22%	$74.7500		03/31/2012		$479,864		$1,149,324
	Restoration	14,239	(c)	0.23%	$74.7500		03/31/2013		$586,828		$1,445,355
All Shareholders	N/A	N/A		N/A	N/A		N/A		$9,296,192,889	(d)	$23,558,385,178	(d)
All Optionees	N/A	6,066,983		100%	$77.7700	(e)	(e	)	$275,493,497		$693,034,283
Optionees’ Gain as % of
All Shareholders’ Gain	N/A	N/A		N/A	N/A		N/A		2.96%		2.94%

(a)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC for the option term and therefore are not intended to and may not accurately forecast possible future appreciation, if any, of the Company’s common stock price.

(b)	The awards, which were granted pursuant to the 2002 Stock Incentive Plan, were for non-qualified stock options and provide that one-half of the option vests on the first anniversary of the grant, and the remaining one-half vests on the second anniversary of the grant. In the event of a change in control of the Company, the option becomes fully vested.

The Compensation Committee approved a stock option enhancement in 1997 called a Restoration Stock Option (“RSO”). If shares of the Company’s common stock are delivered in payment of the exercise price of a stock option (as opposed to the use of cash or “cashless exercises”), an RSO will be granted equal to the number of shares used to exercise the stock option. The expiration date of these RSO grants (which are made pursuant to the 2002 Stock Incentive Plan) remains the last day the underlying grant is exercisable. Additionally, if shares are withheld to satisfy the tax obligation on the realized gain, the RSO will include shares equal to the number of shares withheld for taxes. RSO grants are non-qualified, and are first exercisable six months after the date of grant at the market value at the date of grant of the RSO. Only one RSO will be granted for each original stock option granted. In the event of a change in control of the Company, all options become fully vested.

(c)	Restoration option granted pursuant to provisions described above.

(d)	The amount shown represents the hypothetical return to all shareholders of the Company’s common stock assuming that all the shareholders purchased the Company’s common stock at the close of business on April 1, 2004 at a purchase price of $77.77, the average price for all optionees, and that all shareholders hold the common stock continuously for a ten-year period. The number of outstanding shares of common stock on April 1, 2004 was 190,070,823. The hypothetical return presented is not intended as a projection of the future performance of the Company’s common stock, but rather is provided for illustrative purposes only.

(e)	Expiration dates range from January 2, 2005 through November 30, 2014. $77.77 represents the weighted average exercise price of the grants to all optionees. All grants were made at the fair market value of the Company’s common stock at the time of the grant.

Aggregate Option Exercises in 2004 and 2004 Year-End Option Values

The following table contains information on options exercised by each of the named executive officers during 2004 and the number and value of unexercised options on December 31, 2004:

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-The-Money Options at December 31, 2004 (a)
			Exercisable	Unexercisable	Exercisable	Unexercisable
H. McGraw III	244,400	$11,583,106	555,000	461,315	$16,703,378	$6,593,643
R. J. Bahash	228,993	$6,243,832	74,013	225,286	1,953,351	2,005,471
D. L. Murphy	0	$0	46,000	49,300	1,455,360	1,067,790
D. Sharma	14,248	$376,229	60,126	57,366	1,540,310	1,095,779
K. M. Vittor	48,812	$753,962	110,149	91,680	3,069,926	1,790,367

(a)	Amounts represent the difference between the exercise price and the closing price of the Company’s common stock on December 31, 2004 of $91.54 as reported on the New York Stock Exchange Composite Transactions Tape.

Long-Term Incentive Plan Awards in 2004

The following table contains information concerning long-term incentive awards granted during 2004 to the named executive officers under the 2002 Stock Incentive Plan:

			Estimated Future Payout Under Non-Stock Price Based Plans
Name	Number of Restricted Performance Shares (a)	Performance Period Until Maturation or Payout	Target Number of Shares	Maximum Number of Shares
H. McGraw III	13,082 shares	3 Years	13,082	26,164
R. J. Bahash	6,122 shares	3 Years	6,122	12,244
D. L. Murphy	4,265 shares	3 Years	4,265	8,530
D. Sharma	4,265 shares	3 Years	4,265	8,530
K. M. Vittor	2,983 shares	3 Years	2,983	5,966

(a)	Restricted Performance Share Awards pursuant to the 2002 Stock Incentive Plan with payment in the Company’s common stock based on the degree of achievement of a three-year cumulative compound growth rate in diluted earnings per share (“the EPS growth goal”) maturing on December 31, 2006. The awards do not provide for interim payments (other than the payment of dividend equivalents). No amount will be earned for EPS growth of 5% or less during the award cycle. The target amount will be earned for EPS growth of 10% and the maximum award amount will be earned for EPS growth of 15%. The Restricted Performance Shares are entitled to dividend equivalent payments and voting rights comparable to the Company’s common stock based on the target number of shares awarded.

In the event of a change in control of the Company, all of the financial goals are deemed to have been satisfied, and the recipient will receive the target amount no later than the normal maturity date of the award.

2004 Equity Compensation Plan Information

The following table details the Company’s equity compensation plans as of December 31, 2004:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	20,692,887		$62.9609	11,581,155

Equity compensation plans not approved by shareholders	0		0	0

Total	20,692,887	(1)	$62.9609	11,581,155	(2)(3)

(1)	Included in this number are 20,617,243 shares to be issued upon exercise of outstanding options under the Company’s Stock Incentive Plans and 75,644 deferred units already credited but to be issued under the Director Deferred Stock Ownership Plan.

(2)	Included in this number are 285,985 shares reserved for issuance under the Director Deferred Stock Ownership Plan. The remaining 11,295,170 shares are reserved for issuance under the 2002 Stock Incentive Plan (the “2002 Plan”) for Performance Stock, Restricted Stock, Other Stock-Based Awards, Stock Options and Stock Appreciation Rights (“SARs”).

(3)

Under the terms of the 2002 Plan, shares subject to an award (other than a stock option, SAR, or dividend equivalent) or shares paid in settlement of a dividend equivalent reduce the number of shares available under the 2002 Plan by one share for each such share granted or paid; shares subject to a stock option or SAR reduce the number of shares available under the 2002 Plan by one-third of a share for each such share granted. The 2002 Plan stipulates that in no case, as a result of such share counting, may more than 9,500,000 shares of stock be issued under the 2002 Plan. Accordingly, for purposes of setting forth the figures in this column, the base figure from which issuances of stock awards are deducted is deemed to be 9,500,000 shares for the 2002 Plan plus shares reserved for grant immediately prior to the amendments to the 2002 Plan of April 28, 2004.

The 2002 Plan is also governed by certain share recapture provisions. The aggregate number of shares of stock available under the 2002 Plan for issuance are increased by the number of shares of stock granted as an award under the 2002 Plan or 1993 Employee Stock Incentive Plan (the “1993 Plan”) (other than stock option, SAR or 1993 Plan stock option awards) or by one-third of the number of shares of stock in the case of stock option, SAR or 1993 Plan stock option awards that are, in each case: forfeited, settled in cash or property other than stock, or otherwise not distributable under an award under the Plan; tendered or withheld to pay the exercise or purchase price of an award under the 2002 or 1993 Plans or to satisfy applicable wage or other required tax withholding in connection with the exercise, vesting or payment of, or other event related to, an award under the 2002 or 1993 Plan; or repurchased by the Company with the option proceeds in respect of the exercise of a stock option under the 2002 or 1993 Plans.

Retirement Benefits

The named executive officers are entitled to retirement benefits under two defined benefit plans of the Company: the Employee Retirement Plan (generally referred to as “ERP”) and the Employee Retirement Plan Supplement (generally referred to as “ERP Supplement”). In addition, Messrs. Harold McGraw III and Robert J. Bahash participate in the Senior Executive Supplemental Death, Disability and Retirement Benefit Plans (the “Supplemental Benefits Plan”).

Key features of ERP provide that:

•	ERP participants receive retirement benefits based on career compensation;

•	these benefits are limited by relevant provisions of the Internal Revenue Code;

•	the Company makes all required contributions; participants make none;

•	the current benefit formula applicable to the named executive officers is 1.0% of each year’s earnings; and

•	benefits vest 100% after five years of continuous service with the Company.

Under ERP Supplement, participants receive retirement benefits that they would have received under ERP but for the limitations imposed by the Internal Revenue Code referred to above.

Key features of the Supplemental Benefits Plan provide that:

•	On normal retirement at age 65, a participant receives an annual retirement benefit equal to

55% of the participant’s highest rate of annual base salary and highest target opportunity under the Company’s Key Executive Short-Term Incentive Compensation Plan during the 36-month period before retirement.

•	This retirement benefit is then reduced by the following:

•	the participant’s actual retirement benefits under ERP and ERP Supplement;

•	the annual annuity value of a hypothetical savings account;

•	any other annual retirement benefits the participant is receiving under pension plans of previous employers; plus

•	the participant’s annual Social Security retirement benefit.

Under the Supplemental Benefits Plan, if a participant is involuntarily terminated without cause at any time after a change in control, or resigns for good reason within two years after a change in control, or resigns for any reason as defined in such plan during the 30-day period following the first anniversary of a change in control, the participant will receive a lump sum payment. This payment will range between 44% to 55% of the participant’s final monthly earnings and target opportunity under the Key Executive Short-Term Incentive Compensation Plan subject to reduction for other benefits. This payment will be actuarially calculated based upon the participant’s age on the date of termination.

The table below is a calculation for each of the named executive officers of the aggregate annual benefits under ERP, ERP Supplement and the Supplemental Benefits Plan. These calculations are computed as a straight life annuity payment payable on retirement at 65. Further, the calculation uses the participant’s salary and, for the Supplemental Benefits Plan, the 2004 target opportunity under the Company’s Key Executive Short-Term Incentive Compensation Plan:

Annual Retirement Benefit

From the Company’s Contributions

Name	ERP and ERP Supplement	Supplemental Benefits Plan	Total
Harold McGraw III	$392,000	$462,000	$854,000
Robert J. Bahash	$213,000	$321,000	$534,000
David L. Murphy	$75,000	$0	$75,000
Deven Sharma	$149,000	$0	$149,000
Kenneth M. Vittor	$145,000	$0	$145,000

Senior Executive Severance Plan

The Senior Executive Severance Plan provides that if the employment of a participating senior executive of the Company, including the named executive officers, is involuntarily terminated without cause or the executive resigns for good reason, the executive will receive a minimum severance payment of 12 months base salary and a maximum severance payment of 24 months base salary. The actual amount of severance will be based on (i) 1.6 multiplied by the number of years of continuous service with the Company plus (ii) if the participant has more than 7.5 years of continuous service, 10% of such participant’s monthly salary multiplied by the number of months of severance determined in (i) in excess of 12. In addition, each participant will continue to participate in the Company’s retirement, life, medical and other insurance benefit plans and programs during the period the participant receives severance payments.

Alternatively, a participant may receive a cash payment equal to 110% of the severance amount. The receipt of payments by participants under the Senior Executive Severance Plan is in lieu of receiving benefits pursuant to the Company’s other Separation Allowance Plans, which Plans are applicable to all full-time employees of the Company. The Plan provides that benefits will be payable to participants who voluntarily terminate their employment within a 30-day period one year after a change in control of the Company has occurred. The Senior Executive Severance Plan is administered by the Compensation Committee. The Committee approves participants who are recommended by the Company’s Chief Executive Officer.

PERFORMANCE GRAPH

This graph compares the return on the Company’s common stock with that of the Standard & Poor’s 500 Stock Index and our Peer Group for the years 2000 through 2004. The graph assumes that, on December 31, 1999, a person invested $100 in each of the Company’s common stock, the S&P 500 Stock Index, and the Peer Group’s common stock. The graph measures total shareholder return, which takes into account both stock price and dividends. It assumes that dividends a company pays are reinvested in that company’s stock.

Shareholder Return Performance Graph

Five-Year Cumulative Total Return1,2,3,4

(Through December 31, 2004)

1)	The Peer Group includes the following companies: Dow Jones & Company, Inc., The Dun & Bradstreet Corporation, Gannett Company, Inc., Houghton Mifflin Company (through December 2000), Knight-Ridder Inc., Meredith Corporation, The New York Times Company and Tribune Company.

2)	Total return includes reinvestment of dividends through December 31, 2004.

3)	Effective October 2, 2000, Dun & Bradstreet Corporation completed the spin-off of Moody’s Investors Service business segment. A $57 cash equivalent distribution in connection with the spin-off of Moody’s was reinvested to account for the new capital structure.

4)	Effective August 3, 2001, Houghton Mifflin Company (“HTN”) was acquired by Vivendi Universal. The five-year cumulative total return includes HTN as part of the Peer Group index returns beginning with December 31, 1999 through December 31, 2000. Beginning with January 1, 2001, HTN has been eliminated from the Peer Group index.

OWNERSHIP OF COMPANY STOCK (a), (b)

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock. The following table shows the number of shares of the Company’s common stock beneficially owned on February 1, 2005 by:

•	each of our Directors and nominees for Director;

•	the Chief Executive Officer and the four named executive officers in the Summary Compensation Table; and

•	all individuals who served as Directors or executive officers at December 31, 2004, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned	Percent of Common Stock(a)	Director Deferred Stock Ownership Plan(c)
Pedro Aspe	7,096			7,096	(d)	16,655
Robert J. Bahash	214,606		129,888	344,494	(d)
Sir Winfried Bischoff	2,000			2,000	(d)	4,517
Hilda Ochoa-Brillembourg	900			900	(d)	1,098
Douglas N. Daft		1,000		1,000	(d)	1,642
Linda Koch Lorimer	3,212			3,212	(d)	12,266
Harold McGraw III	579,436		754,000	1,333,436	(d)
Robert P. McGraw	79,642			79,642	(d)	5,435
David L. Murphy	14,290		78,650	92,940	(d)
James H. Ross	3,180			3,180	(d)	8,706
Edward B. Rust, Jr.	1,000			1,000	(d)	6,475
Kurt L. Schmoke	200			200	(d)	2,391
Deven Sharma	23,476		92,776	116,252	(d)
Sidney Taurel	2,000			2,000	(d)	8,861
Kenneth M. Vittor	55,153		184,329	239,482	(d)
All Directors and executive officers of the Company as a group (a total of 17, including those named above)(e)(f)	1,013,382	13,038	1,435,893	2,462,313	1.3%	68,046

(a)	The number of shares of common stock outstanding on February 1, 2005 was 190,095,054. The percent of common stock is based on such number of shares and is rounded off to the nearest one percent.

(b)	To the Company’s knowledge, no person is the beneficial owner of more than 5% of the Company’s common stock, other than (i) Barclays Global Investors NA, having a principal place of business at 45 Fremont Street, San Francisco, California 94105 (“Barclays”) and (ii) Goldman Sachs Asset Management, L.P., having a principal place of business at 32 Old Slip, New York, New York 10005 (“Goldman”). On February 14, 2005, Barclays filed a Schedule 13G with the SEC stating that together with its affiliates, it beneficially owned 14,986,101 shares (or approximately 7.9%) of the Company’s common stock. Barclays has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. On February 11, 2005, Goldman filed a Schedule 13G with the SEC stating that it beneficially owned 11,062,641 shares (or approximately 5.8%) of the Company’s common stock. Goldman has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-management Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on pages 17 and 18 of this Proxy Statement.

(d)	Less than 1%.

(e)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

(f)	Mr. Harold W. McGraw, Jr., Chairman Emeritus of the Company, is the beneficial owner, as of February 1, 2005, of 4,803,050 shares of the Company’s common stock. These shares represent approximately 2.5% of the Company’s issued and outstanding common stock. None of these shares has been included in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

Item 1. Election of Directors

The term for Directors elected this year will expire at the Annual Meeting held in 2008. Each nominee listed below has agreed to serve that term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

•	Sir Winfried Bischoff

•	Mr. Douglas N. Daft

•	Ms. Linda Koch Lorimer

•	Mr. Harold McGraw III

Biographical information about these nominees, as well as the other seven incumbent Directors, can be found on pages 8 through 12 of this Proxy Statement.

Item 2. Proposal to Approve

Key Executive Short-Term Incentive Compensation Plan

On January 26, 2005, the Board of Directors unanimously adopted the Key Executive Short-Term Incentive Compensation Plan, as amended and restated effective as of January 1, 2005 (the “Plan”), subject to approval by the Company’s shareholders at this Annual Meeting. The Plan, originally adopted in 1996, and amended and restated in 2000, is intended to provide the opportunity for incentives and financial rewards to key employees of the Company who, because of the extent of their responsibilities, can make significant contributions to the Company’s performance by their ability, industry, loyalty, leadership and individual achievement. Providing recognition and financial rewards to such individuals based on the performance of the Company and their contributions will advance the interests of the Company and its shareholders and will assist in attracting and retaining management of the highest caliber and ability.

Purpose: Performance Culture

The proposed changes in the Plan are designed to provide greater flexibility in determining payments to individual participants and, as such, strengthen the goal of promoting a “performance culture” that identifies, encourages, and rewards the Company’s best performers. Towards that end, the Plan provides for the establishment of one or more annual performance pools at the start of each year. Participants in the Plan are allocated to the pool established for their organizational unit or business segment.

Under the existing version of the Plan, annual performance measures are set with respect to individuals. The principal change arising from the pool concept to be implemented by these amendments is that the size of each “pool” is determined by the degree to which certain financial and strategic objectives set at the start of a year have been met at year-end. Once such aggregate pool amounts are known, the allocation of such finite sums in the pool among the participants in such pool are to be made on the basis of individual performance. Since the funds allocated to a pool are limited, each dollar awarded to a strong performer will result in one less dollar to the rest of the pool, thus providing greater award differentiation than may currently be the case.

It is the Company’s belief that the implementation of such performance pools, combined with the ability of the Compensation Committee of the Board of Directors (the “Committee”) and senior executives to exercise greater discretion in making award decisions with respect to the performance of Plan participants, will provide the desired differentiation of performance between that which is truly excellent and that which is merely good or satisfactory. The performance pool concept has come to represent current or emerging “best practices” as to this aspect of executive compensation at an increasing number of companies.

Section 162(m)

The Board of Directors has decided to seek shareholder approval for the Plan, so that compensation payable pursuant to the Plan can qualify for tax deductibility under Section 162(m) of the Code. Section 162(m) of the Code requires shareholder approval with respect to material changes to the Plan. The Company is seeking such approval at this Annual Meeting.

The Code provides that, with certain exceptions, a publicly held corporation such as the Company cannot take a federal income tax deduction for compensation paid to a “Covered Employee” in a taxable year to the extent that the compensation deduction exceeds $1,000,000. A “Covered Employee” is the chief executive officer and any other officer who is among the four highest compensated officers as reported in the Proxy Statement. Generally, these would be the same officers named each year in the Summary Compensation Table in the Proxy Statement.

The $1,000,000 limit on deductibility does not apply to compensation that meets the requirements for “qualified performance-based compensation” under regulations adopted under the Code. These requirements include the following: (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (ii) the performance goals must be timely established by a compensation committee comprised solely of two or more outside directors; (iii) the material terms of the performance goals must be disclosed to and approved by the shareholders; and (iv) the compensation committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms were in fact satisfied.

No later than 90 days following the start of each calendar year, the Committee will select from among the Company’s executive officers or other eligible participants in the Plan those individuals who are to be designated as Covered Employees for that year. Awards under the Plan to Covered Employees for the year will not exceed specified percentages (see the discussion below) of the Company’s Net Income for that year, subject to the right of the Committee to exercise negative discretion and reduce the amount of such award in light of the other purposes and objectives of the Plan. Approval of the Plan by shareholders will constitute approval under Section 162(m) of the Code of the Plan’s formula for calculating the maximum bonus payable to Covered Employees and the method by which the Committee designates Covered Employees for each year.

If shareholder approval is not received, the prior version of the Plan will remain effective until further amended. In such case, the Committee has made no determination as to what action it might take with respect to the Covered Employees.

Summary of Plan Terms

The following summary of the Plan is subject to the complete terms of the Plan, a copy of which is attached to this Proxy Statement as Appendix A.

1. Eligible Employees. Key executives of the Company whose decisions and actions have a demonstrable impact on corporate profitability are eligible to participate. Currently, approximately 500 employees participate.

2. Administration. The Committee shall be responsible for the implementation and administration of the Plan. The Committee’s functions shall include, but not be limited to:

•	Establishing annual incentive pools, target amounts and performance objectives for each pool;

•	Determining terms and conditions of awards, including the form of payment and mandatory or voluntary deferral;

•	Determining attainment of performance objectives for each pool, individual performance criteria for participants and the amount of award payments to participants; and

•	Interpreting the Plan and award agreements and establishing rules and regulations for Plan administration.

In reaching its decisions, the Committee shall consider recommendations made by the CEO and such other members of management as the CEO shall designate.

3. Pools. At or near the start of each year, the Committee shall: (i) determine the number of pools and target amount of each pool for the year; (ii) specify the relevant performance objectives and the methodology to determine the actual amount of each pool; and (iii) identify the participants eligible to receive a share of each pool.

4. Performance Measures. Performance objectives may consist of financial objectives, non-financial objectives or a combination of financial and non-financial objectives. If more than one pool is established for a year, such pools may have the same or different performance objectives. Individual performance criteria may consist of financial objectives, non-financial objectives or a combination of financial and non-financial objectives and may include the results of a participant’s individual performance evaluation by the Company. Except in the case of the determination of Net Income, as defined below, under awards to Covered Employees (“Covered Awards”), the Committee in its sole discretion shall have the authority to alter or adjust financial objectives during the course of any year, or to alter or adjust the financial results otherwise reported or achieved by the Company during such year, if it is deemed appropriate to do so.

5. Payment. As soon as reasonably practicable following the conclusion of each year, the Committee shall determine the actual amount of each pool, based on the attainment of the applicable performance objectives for such year, and shall determine each participant’s share in the applicable pool based on the terms of the participant’s award and the participant’s attainment of the applicable individual performance criteria for the year. Each award payment shall, subject to any deferral required or permitted by the Committee, be paid to the participant following the end of the applicable year.

6. Covered Award Payment. The maximum award payable to any participant in the Plan who is designated as a Covered Employee for the applicable calendar year is 0.7% of Net Income for the CEO and 0.5% of Net Income for each other executive officer or participant in the Plan (the “Maximum”). The Maximum has been changed from a figure of $3,000,000 under the Plan as last amended in 2000. Net Income is defined in the Plan as the Company’s after-tax income as reported on a consolidated basis in the Company’s audited financial statements for the applicable year. Net Income shall be adjusted to eliminate the effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense.

The payment in respect of each covered award shall be an amount equal to or less than such percentage of Net Income, as determined by the Committee in its sole discretion. Notwithstanding anything to the contrary in the Plan, however, the Committee shall not have any discretion or authority to increase the payment payable under a Covered Award.

It is anticipated that in any year the Committee, in determining an appropriate payment for Covered Employees, will award a payment considerably less than the Maximum. The Maximum has been inserted to satisfy the requirements of Section 162(m) of the Code, and should therefore not be taken as an indication of the level of payments under the Plan to be made to such Covered Employees.

7. Termination of Employment. If a participant’s employment with the Company terminates during any year because of death, disability, retirement or termination other than for cause, the participant (or the participant’s beneficiary) shall receive a termination award payment for the portion of the year during which the participant was employed by the Company and participating in the Plan. A participant whose employment with the Company terminates during a year or prior to the payment date for cause, or who voluntarily resigns during a year or prior to the payment date, shall not be eligible for any payment under the Plan for such year.

8. Change in Control. In the event of a Change in Control, as defined below, the Company shall pay to each participant for the year in which the Change in Control occurs a Change in Control award payment for the portion of the year elapsed to the date of the Change in Control. If the Committee so determines, the Company may also pay to each participant an additional amount, if any, to reflect the achievement during the portion of the year elapsed to the Change in Control date of the performance objectives for the Pool applicable to the participant’s award and of the individual performance criteria under the award.

A Change in Control generally is deemed to occur if: (i) any person becomes the owner of 20% or more of the Company’s voting securities; (ii) individuals who, as of the date of the Plan, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided that any person who subsequently becomes a Director and is approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board); (iii) consummation of a merger or consolidation in which the Company’s voting securities do not continue to represent at least 50% of the surviving entity; or (iv) the shareholders approve a liquidation or dissolution of the Company.

9. Amendment or Termination of the Plan. The Committee or the Board may at any time alter, amend, suspend or terminate the Plan as it shall deem advisable subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, and to the listing requirements of the New York Stock Exchange.

10. Effectiveness. If the Plan is approved by shareholders at this Annual Meeting, it will be effective in the form approved with respect to grants of awards to be earned during 2005 and thereafter.

Because the amounts to be received under the Plan can only be determined with precision in the future, the table below shows the dollar amounts that were received under the Plan for the 2004 fiscal year by the named executive officers; for all current executive officers, as a group; for all current Directors who are not executive officers, as a group; and for all employees, including all current officers who are not executive officers, as a group.

Key Executive Short-Term Incentive Compensation Plan (a)
Name and Position	Dollar Value ($)
Harold McGraw III	$1,764,000
Chairman, President and Chief Executive Officer
Robert J. Bahash	945,000
Executive Vice President, Chief Financial Officer
David L. Murphy	762,000
Executive Vice President, Human Resources
Deven Sharma	544,000
Executive Vice President, Global Strategy
Kenneth M. Vittor	456,000
Executive Vice President and General Counsel
All current executive officers, as a group	4,949,000
All current Directors who are not executive officers, as a group	0
All employees, including all current officers who are not executive officers, as a group	36,455,340

(a)	Actual amounts earned during 2005 may be less than, equal to, or greater than the amount shown depending upon the individual and Company performance during 2005.

Approval and Related Matters

The affirmative vote of the holders of a majority of the votes cast is required to approve the Plan.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the Company’s Key Executive Short-Term Incentive Compensation Plan, as amended and restated, in the form of Appendix A to this Proxy Statement, including, without limitation, the Net Income formula under the Plan for determining the maximum bonus payable to a Covered Employee and the method by which the Committee designates Covered Employees for each year, is hereby approved, authorized and adopted.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 3: PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK TO 600,000,000 SHARES FROM 300,000,000 SHARES

On January 26, 2005, the Board of Directors unanimously adopted a resolution recommending that the Company’s Restated Certificate of Incorporation be amended to increase the number of shares of authorized common stock, par value $1 per share, of the Company to 600,000,000 shares from 300,000,000 shares, subject to the approval of the Company’s shareholders. The proposed increase in the authorized common stock would be effected by amending the first paragraph of Article III of the Company’s Restated Certificate of Incorporation in the manner set forth in Appendix B to this Proxy Statement.

The Board believes that this increase in authorized shares is advisable at this time because it would give the Company greater flexibility in negotiating future acquisitions using common stock, in addition to providing a resource for future financings, stock dividends, stock splits or other distributions to shareholders, and for other general corporate purposes. Moreover, this increase could save the Company the expense and delay of having to hold a special shareholders’ meeting when a specific need arises. These shares of authorized common stock would be available for issuance in the future, from time to time, by action of the Board of Directors without shareholder approval, unless otherwise required by law or by a regulation of the New York Stock Exchange, where the Company’s common stock is listed. At this time, the Company has no current or proposed plans to effect any acquisitions which would involve the issuance of common stock as consideration.

Depending on the circumstances, however, any issuance of additional shares of common stock could adversely affect the existing holders of shares of common stock, including in connection with a third party seeking to acquire control of the Company, by diluting the ownership, voting power and earnings per share of the existing holders of the common stock.

The additional shares would be identical to the shares of common stock now authorized and outstanding, and this proposal would not affect the rights of holders of the common stock. The shareholders of the Company’s common stock do not have pre-emptive rights to purchase any shares of authorized capital stock of the Company. As of February 23, 2005, 190,451,852 shares of common stock were issued and outstanding.

Approval and Related Matters

Approval by the holders of a majority of the outstanding shares of common stock is required to adopt the amendment to Article III of the Company’s Restated Certificate of Incorporation.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the proposal to amend Article III of the Restated Certificate of Incorporation of the Company, in the form of Appendix B to this Proxy Statement, so as to increase the aggregate number of shares of common stock, par value $1 per share which the Company is authorized to issue, to 600,000,000 shares from 300,000,000 shares is hereby approved, authorized and adopted.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 4. Proposal to Ratify the Appointment of the Company’s

Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2005. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the

Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 5. Shareholder Proposal Requesting Shareholder Vote on “Poison Pills”

Individual shareholders, Nick Rossi and Emil Rossi, Trustees for the Jeanne Rossi Family Trust, have given notice that they intend to make the following proposal at the Annual Meeting. The Company will provide the number of shares they own to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

5—Redeem or Vote Poison Pill

RESOLVED, The shareholders of our company request our Board of Directors to redeem any active poison pill, unless such poison pill is approved by the affirmative vote of holders of a majority of shares present and voting as a separate ballot item, to be held as soon as may be practicable.

Nick Rossi and Emil Rossi, Trustees for the Jeanne Rossi family Trust, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

68% Yes-Vote

This topic won an impressive level of support at our company – 68% yes-vote in 2004 based on yes and no votes. This was the second year for a greater than 54% yes-vote at our company. The Council of Institutional Investors www.cii.org formally recommends:

•	Adoption of this proposal topic.

•	Adoption of each proposal which wins majority shareholder vote – this proposal won more than 17% above majority vote.

This topic also won a 61% yes-vote at 50 major companies in 2004.

Pills Entrench Current Management

“They [poison pills] entrench the current management, even when it’s doing a poor job. They [poison pills] water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.”

“Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001, page 215

Like a Dictator

“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.’”

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

Advancement Begins with a First Step

I believe that the need to take the above RESOLVED step is reinforced by viewing our overall corporate governance fitness which is not impeccable. For instance in 2004 it was reported:

•	Directors were subject to shareholder election only once in 3-years – accountability concern.

•	An awesome 80% shareholder vote was required to make certain key changes – entrenchment concern.

•	Directors failed to commit to adoption of a shareholder proposal after two majority shareholder votes – accountability concern.

•	Directors were allowed to hold up to 8 director seats – over-extension concern.

•	Ms. Lorimer was independently reported as a “problem director” due to her involvement with the Board of Sprint Corporation. A shareholder lawsuit charged Sprint with director and executive misconduct regarding Sprint’s failed merger with WorldCom in 2000. Furthermore Ms. Lorimer was also on our key Committees, Nomination (as Chairperson no less) and Compensation.

The Executive Committee was reported to have not met.

Shareholder proposal text to address some of these topics can be found on the internet and similar text can be used to submit a ballot proposal to our company for the next annual meeting.

Stock Value

I believe that if a poison pill makes our company difficult to sell – that our stock has less value.

Redeem or Vote Poison Pill

Yes on 5

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5

Directors’ Statement in Opposition

The proposal requests that the Board redeem any active “poison pill” unless the poison pill is approved by the affirmative vote of holders of a majority of shares present and voting as a separate ballot item. The Board recommends a vote AGAINST this proposal.

The Board recommends a vote against the current proposal because the Board continues to believe that the Company’s Shareholder Rights Plan is an important tool that enables the Board to maximize shareholder value in the event of a proposed acquisition of control of the Company. The Shareholder Rights Plan also allows the Board to protect the Company and its shareholders from unfair and coercive takeover tactics, such as a partial or two-tier tender offer, a “creeping acquisition” or other tactics that the Board believes are unfair to the Company’s shareholders. Similar plans have been adopted by over 2,000 companies, including nearly 58% of the Standard & Poor’s 500.

The Rights Plan is Designed to Help the Board Enhance Shareholder Value

The Shareholder Rights Plan is not intended to prevent a takeover of the Company. Nor does the Rights Plan change or diminish the fiduciary obligations of the Company’s Board. The Rights Plan strengthens the ability of the Board, nine of whose eleven current members are considered independent under current New York Stock Exchange rules for board independence, to fulfill its fiduciary duties under New York law. Because the Board, prior to the acquisition of 20% of the Company’s common shares by an acquirer, has the power to redeem the rights issued under the Rights Plan and thereby remove the impediment to the completion of an acquisition of the Company, a prospective acquirer seeking to persuade the Board to redeem the rights may propose a higher takeover price, an offer for all shares rather than a partial offer or better takeover terms than would be proposed if no Shareholder Rights Plan were in place. The Board is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer and seek a higher price if there is to be a sale of the Company. In summary, the Rights Plan allows your Board to evaluate offers, investigate alternatives and take the necessary steps to maximize shareholder value. Without the protection of the Rights Plan, your Board would lose important bargaining power in negotiating the transaction with a potential acquirer or pursuing a potentially superior alternative.

Evidence Shows that Rights Plans are Effective and Protect Investors

Merger and acquisition activity over the last ten years shows that Rights Plans neither prevent unsolicited offers from occurring nor prevent companies from being acquired at prices that are fair and adequate to shareholders. In fact, a study by J.P. Morgan published in 2001, analyzing 397 acquisitions of U.S. public companies from 1997 to 2000 where the purchase price exceeded $1 billion, found that companies with Rights Plans in place received a median premium of 35.9% compared to 31.9% for companies without a Rights Plan. A 1997 study published by Georgeson & Company of takeover premiums during the period from 1992 to 1996 also concluded that premiums paid to acquire target companies with Rights Plans were higher than premiums paid for target companies that did not have such Plans. In addition, the Georgeson study concluded that the presence of a Rights Plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid and that Rights Plans did not reduce the likelihood that a company would become a takeover target. Thus, empirical evidence suggests that Rights Plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders. Indeed, many companies with Rights Plans have received unsolicited takeover proposals and have redeemed their rights after their board of directors concluded that the offer, as negotiated by such board of directors, adequately reflected the intrinsic value of the company and was fair and equitable to all shareholders.

The Board Will Use the Rights Plan in the Best Interests of Shareholders

The Board believes that the adoption and maintenance of a Shareholder Rights Plan is appropriately within the scope of responsibilities of the Board, acting on behalf of all shareholders. The adoption of such a Plan accords with the Board’s responsibilities for the management of the Company’s affairs and the issuance of securities and does not require shareholder approval under the New York Business Corporation Law or the rules of the New York Stock Exchange. To redeem the Rights Plan now, in the absence of an acquisition proposal, would remove an important tool that the Board should have for the protection of shareholders and would leave shareholders vulnerable to an unsolicited and potentially coercive and unfair takeover offer. In the Board’s view, this would eventually reduce long-term value for shareholders. The Board believes that any decision to redeem the Rights Plan should be made by the Board in the context of a specific acquisition proposal.

In response to the passage of similar shareholder proposals at the 2002 and 2004 Annual Meetings, the Board met to reconsider the Company’s Shareholder Rights Plan. In each case, upon consultation with outside counsel and after careful consideration of the results of the vote on the proposal, the advantages and disadvantages of Shareholders Rights Plans and the state of the then current corporate governance debate on Rights Plans generally, your Board decided to retain the Company’s Shareholder Rights Plan.

Accordingly, the Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 6. Other Matters

The Board knows of no other matters which may properly be brought before the Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT
Senior Vice President, Associate General Counsel and Secretary

New York, New York March 21, 2005

APPENDIX A

THE McGRAW-HILL COMPANIES, INC.

KEY EXECUTIVE SHORT-TERM INCENTIVE COMPENSATION PLAN

THE McGRAW-HILL COMPANIES, INC.

KEY EXECUTIVE SHORT-TERM INCENTIVE COMPENSATION PLAN

(As amended and restated effective as of January 1, 2005)

The McGraw-Hill Companies, Inc. (“McGraw-Hill”), a corporation existing under the laws of the State of New York, hereby establishes and adopts the following Key Executive Short-Term Incentive Compensation Plan (the “Plan”) to provide annual incentive awards to key employees of the Company, including, in the case of executive officers and certain other key executives of the Company, awards which are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Plan is an amendment and restatement as of January 1, 2005, of the prior McGraw-Hill 1996 Key Executive Short-Term Incentive Plan.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to provide the opportunity for incentives and financial rewards to key employees of the Company designated by the Committee, who, because of the extent of their responsibilities, can make significant contributions to the Company’s performance by their ability, industry, loyalty, leadership and individual achievement. Providing recognition and financial rewards to such individuals based on the performance of the Company and their contributions will advance the interests of McGraw-Hill and its shareholders and will assist the Company in attracting and retaining management of the highest caliber and ability.

2.	DEFINITIONS

2.1    “Award” means, subject to Section 5, the right granted to a Participant for a Year to receive an Award Payment from the Pool in which the Participant is participating for such Year based on the attainment of the Performance Objectives for the Pool, the attainment of the Participant’s Individual Performance Criteria and such other subjective or objective factors as the Committee may determine.

2.2    “Award Payment” means the amount paid to a Participant for a given year in respect of an Award.

2.3    “Beneficiary” shall mean a Participant’s beneficiary designated on a beneficiary designation form approved by and provided to the Company or, if no such designation is made, the Participant’s estate.

2.4    “Board” means the Board of Directors of McGraw-Hill.

2.5    “Cause” means the Participant’s misconduct in respect of his or her obligations to the Company or other acts of misconduct by the Participant occurring during the course of his or her employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company; provided that in no event shall unsatisfactory job performance alone be deemed to be Cause; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for Cause.

2.6    “Change in Control” has the meaning set forth in Section 4.7(c) below.

2.7    “Change in Control Award Payment” means the pro rata portion, based on the portion of the Year elapsed at the Change in Control Effective Date, of the average of, for each of the preceding three Years, the Participant’s Award Payment or, for any such Year in which the Participant did not participate in the Plan, the actual amount paid to the Participant under any other short-term incentive plan of the Company. For purposes of determining a Participant’s Change in Control Award Payment, if the Participant did not participate in a short-term incentive plan of the Company during one or more of the preceding three Years, such average shall be deemed to be equal to the Participant’s Award Payment (or other short-term incentive award payment) or the average of the Participant’s Award Payments (or other payments), as applicable, for such Year or Years in which the Participant participated in the Plan (or other short-term incentive award plan). If any such Award Payment (or other short-term incentive award payment) was reduced because the Participant commenced employment with the Company after the start of the applicable Year, then the amount of such Award Payment (or other payment) shall be annualized for purposes of determining such average. If the Participant did not participate in a short-term incentive plan of the Company during the preceding three Years, then the Participant’s Change in Control Award Payment shall be equal to (x) the Participant’s annual base salary, multiplied by (y) the average of the Change in Control Award Payments to be paid to the other Participants at the same grade level and in a similar business unit as the Participant (or, in the case of a Covered Participant, the other Covered Participants) as a result of the Change in Control, divided by (z) the average of such other Participants’ (or Covered Participants’) annual base salaries.

2.8    “Change in Control Effective Date” has the meaning set forth in Section 4.7(a) below.

2.9    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and the applicable rules and regulations thereunder.

2.10    “Covered Award” means an Award to a Covered Participant which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

2.11    “Covered Participant” has the meaning set forth in Section 5.1 below.

2.12    “Committee” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then, subject to satisfying the requirements of Section 162(m)(4)(C) of the Code and the listing requirements of the New York Stock Exchange, the functions of the Committee specified in the Plan shall be exercised by the Board or by a committee of Board members. As used in the Plan, where applicable, the term “Committee” also shall mean one or more officers or employees, or committees thereof, to which the Committee has delegated the authority to take actions on its behalf pursuant to Section 3.2(c) below.

2.13    “Company” means McGraw-Hill and all domestic and foreign corporations, partnerships and other legal entities of which at least 20% of the voting securities or ownership interests of such entities are owned directly or indirectly by McGraw-Hill.

2.14    “Corporate Transaction” has the meaning set forth in Section 4.7(c)(iii) below.

2.15    “Disability” means eligibility for disability benefits under the terms of the Company’s Long-Term Disability Plan in effect for the Participant at the time the Participant becomes disabled.

2.16    “Early Retirement” means, with the approval of the Committee, termination of a Participant’s employment under the applicable retirement plan of McGraw-Hill; provided that the Participant is age 55 or older with at least 10 years of service and is eligible to receive a Company pension benefit payable upon termination.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto, and the applicable rules and regulations thereunder.

2.18    “Individual Performance Criteria” means financial or non-financial performance criteria (which may include the Performance Objectives for the Pool applicable to the Participant’s Award) to be achieved during a Year and upon which the amount of Participants’ Award Payments shall be based. “Individual Performance Criteria” may include objective and subjective determinations of individual performance for a Year (which may include the results of a Participant’s individual performance evaluation by the Company for the Year).

2.19    “Net Income” means the Company’s after-tax income as reported on a consolidated basis in the Company’s audited financial statements for the applicable Year. Net Income shall be adjusted to eliminate the effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, the unbudgeted current Year impact and cumulative effect of accounting changes, the unbudgeted loss or expense impact of any acquisition or divestiture made during the Year, and any direct or indirect change in the Federal corporate tax law or rate affecting the Year, each as defined by generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission.

2.20    “Normal Retirement” means termination of employment from the Company on or after age 65.

2.21    “Outstanding Common Stock” has the meaning set forth in Section 4.7(c)(i) below.

2.22    “Outstanding Voting Securities” has the meaning set forth in Section 4.7(c)(i) below.

2.23    “Participant” has the meaning set forth in Section 3.1 below.

2.24    “Performance Objectives” means financial or non-financial performance objectives to be achieved during a Year and upon which the actual amount of each Pool shall be based.

2.25    “Person” has the meaning set forth in Section 4.7(c)(i) below.

2.26    “Pool” means the amount allocated for payment of Awards in any Year, based on achievement of the applicable Performance Objectives during such Year. The Committee may establish, for any year: (i) one Pool for the Company; (ii) separate Pools for each segment or for some or all of the business units within a segment of the Company; or (iii) one or more Pools based on such organizational and other factors as the Committee shall deem relevant.

2.27    “Retirement” means Early Retirement or Normal Retirement.

2.28    “Termination Award Payment” means a pro rata Award Payment for the portion of the Year during which the Participant was employed by the Company and participating in the Plan, based on achievement for the Year of the Performance Objectives for the Pool applicable to the Participant’s Award, at the midpoint of the applicable payment range for performance of the Individual Performance Criteria under the Award that fully meets expectations.

2.29    “Year” means a calendar year, or a fiscal year of McGraw-Hill if other than a calendar year.

3.	ELIGIBILITY AND ADMINISTRATION

3.1.    Eligibility. The individuals entitled to participate in the Plan shall be those key employees of the Company (excluding employees participating for the Year in any other short-term incentive plan of the Company) who are selected by the Committee to receive an Award for the Year (each, a “Participant”).

3.2.    Administration. (a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board: (i) the Committee may from time to time establish rules for the administration of the Plan; (ii) the Committee shall have discretionary authority to determine the degree of attainment of Performance Objectives and satisfaction of Individual Performance Criteria, the actual amount of each Pool and the amount of the Award Payment for each Participant in respect of a Year, including, without limitation, the authority to make factual determinations, to construe and interpret the Plan and any instrument or agreement entered into in connection with the Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect, and to decide all matters arising thereunder or in connection with the administration of the Plan; and (iii) the decisions of the Committee, to the extent permitted by law, shall be final, conclusive and binding on all persons, including the Company and any Participant, having or claiming to have any right or interest in or under the Plan or any Award.

(b)    In addition, subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, the Committee shall have full power and authority to do the following: (i) select the Participants for each Year; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be made; (iv) determine the total amount of Awards to be granted to Participants in respect of a Year; (v) establish and to determine the target amount of each Pool and the applicable Performance Objectives for such Pool; (vi) establish Individual Performance Criteria, as applicable, for each Award; (vii) certify the Award Payment in respect of Covered Awards; (viii) determine the form of Award Payments and whether any portion of an Award Payment shall be mandatorily or may be voluntarily deferred by Participants; (ix) appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. The Committee in its sole discretion has the authority to effect adjustments from time to time in connection with determining the degree of achievement of financial objectives (except in the case of the determination of Net Income under Covered Awards), and to make any other determinations, as it deems equitable, fair or advisable for the purpose of ascertaining the amount of Award Payments.

(c) To the extent not inconsistent with applicable law, Section 162(m)(4)(C) of the Code and the listing requirements of the New York Stock Exchange, the Committee may delegate to one or more officers or employees of the Company, or one or more committees thereof, the authority to take actions on its behalf pursuant to the Plan; provided, however, that the Committee may not delegate its authority with respect to Section 4.7, Section 5, Section 6.1 or Section 6.2 below, or in respect of a Covered Award, and that a person to whom such authority is delegated may not further delegate such authority unless specifically authorized by the Committee.

(d) To the extent permitted by law, the Committee and each member of the Committee and any officer or employee or committee thereof to whom responsibilities have been delegated under the Plan shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

4.	AWARDS

4.1.    Pool.  At or near the start of the applicable Year, the Committee shall: (i) determine the number of Pools and target amount of each Pool for the Year; (ii) specify the relevant Performance Objectives and the methodology to determine the actual amount of each Pool; and (iii) identify the Participants eligible to receive a share of each Pool and, if applicable, specify the Individual Performance Criteria under their Awards. During the applicable Year, the Committee shall have discretion to adjust the target or actual amount of each Pool to reflect changes in the employment status of Participants during the Year and to adjust the actual amount of one or more Pools to take account of Award Payments in respect of Covered Awards allocative to such Pool.

4.2.    Notice.  The Committee shall determine for each Year the time and manner of notice to Participants of Awards.

4.3.    Payment.  As soon as reasonably practicable following the conclusion of each Year, the Committee shall determine the actual amount of each Pool, based on the attainment of the applicable Performance Objectives for such Year, and shall determine each Participant’s share in the applicable Pool based on the terms of the Participant’s Award and the Participant’s attainment of the applicable Individual Performance Criteria for the Year. Each Award Payment shall, subject to any deferral required or permitted by the Committee, be paid to the Participant in cash, stock awards under a shareholder-approved stock plan of the Company, or any combination thereof at such time as is de -

termined by the Committee in its sole discretion following the end of the applicable Year, but no more than 90 days following the date of the report of McGraw-Hill’s independent auditors certifying McGraw-Hill’s financial statements for the Year.

4.4.    Performance Measures.  Performance Objectives may consist of financial objectives, non-financial objectives or a combination of financial and non-financial objectives. If more than one Pool is established for a Year, such Pools may have the same or different Performance Objectives. Individual Performance Criteria may consist of financial objectives, non-financial objectives or a combination of financial and non-financial objectives and may include objective and subjective measures of individual performance, including the results of a Participant’s individual performance evaluation by the Company. Except in the case of the determination of Net Income under Covered Awards, the Committee in its sole discretion shall have the authority to alter or adjust financial objectives during the course of any Year, or to alter or adjust the financial results otherwise reported or achieved by McGraw-Hill during such Year, if it is deemed appropriate to do so.

4.5.    Termination of Employment.  (a) If a Participant’s employment with the Company terminates during any Year because of death, Disability, Retirement or termination by the Company other than for Cause, the Participant (or the Participant’s Beneficiary), subject to the Participant executing a general release of claims against the Company in a form reasonably satisfactory to the Company, shall receive a Termination Award Payment for the portion of the Year during which the Participant was employed by the Company and participating in the Plan. Unless the Committee specifies an earlier payment date, such Termination Award Payment shall be made at the time that Award Payments for the applicable Year are made to other Participants.

(b) A Participant whose employment with the Company terminates during a Year or prior to the payment date for Cause, or who voluntarily resigns during a Year or prior to the payment date, shall not be eligible for any payment under the Plan for such Year. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company. A leave of absence, approved by the Committee, shall not be deemed to be a termination of employment for purposes of the Plan, and may warrant a full Award Payment or Termination Award Payment as determined by the Committee.

4.6.    Transfer.  If a Participant is transferred within the Company during any Year to a position that is not considered as eligible for participation in the Plan, the Committee may, in its sole and absolute discretion, authorize a Termination Award Payment to the Participant, based on the portion of the Year during which the Participant was participating in the Plan, and the degree to which during the Year the applicable Performance Objectives and Individual Performance Criteria were achieved during the Year.

4.7.    Change in Control.  In the event of a Change in Control, then:

(a)    Immediately after such event becomes effective (the “Change in Control Effective Date”), the Company shall pay to each Participant for the Year in which the Change in Control occurs a Change in Control Award Payment for the portion of the Year elapsed to the Change in Control Effective Date, and shall have no further obligation under the Participant’s Award with respect to the Year. If the Committee so determines, the Company may also pay to each Participant an additional amount, if any, to reflect the achievement during the portion of the Year elapsed to the Change in Control Effective Date of the Performance Objectives for the Pool applicable to the Participant’s Award and of the Individual Performance Criteria under the Award.

(b)    The reasonable legal fees incurred by any Participant to enforce his/her valid rights under this Section 4.7 shall be reimbursed by McGraw-Hill, in addition to sums otherwise due under the Plan, whether or not the Participant is successful in enforcing his/her rights or whether or not the matter is settled. Such reimbursement shall be made on a “pay-as-you-go” basis, as soon as practicable after presentation to McGraw-Hill of any periodic statements for such fees.

(c)    “Change in Control” means any of the following events:

(i)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of McGraw-Hill (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of McGraw-Hill entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from McGraw-Hill, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from McGraw-Hill; (B) any acquisition by McGraw-Hill; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by McGraw-Hill or any entity controlled by McGraw-Hill; or (D) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

(ii)    A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by McGraw-Hill’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of McGraw-Hill (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns McGraw-Hill or all or substantially all of McGraw-Hill’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (2) no Person (other than McGraw-Hill, any employee benefit plan (or related trust) of McGraw-Hill or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)    The approval by the shareholders of McGraw-Hill of a complete liquidation or dissolution of McGraw-Hill.

5.	COVERED AWARDS

5.1.    Covered Participants.  No later than 90 days after the commencement of each Year, the Committee shall, in writing: (i) designate the Participants to receive a Covered Award for the Year

(“Covered Participants”); and (ii) notify each Covered Participant of his or her Covered Award for the Year. The Committee shall designate as Covered Participants the Participants who are executive officers of the Company and the other Participants who are expected to be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the Year in which McGraw-Hill would become entitled to take a compensation deduction as a result of the Award Payment (determined without regard to the limitation on deductibility imposed by Section 162(m) of the Code).

5.2.    Covered Award.  For each Year, a Covered Award shall consist of 0.7% of Net Income for the Year in the case of the Chief Executive Officer of McGraw-Hill and 0.5% of Net Income for the Year in the case of each other Covered Participant.

5.3.    Award Payment.  The Award Payment in respect of each Covered Award shall be an amount equal to or less than such percentage of Net Income, as determined by the Committee in its sole discretion. In the exercise of such discretion, the Committee may take into account the Award Payment that the Covered Participant would have received had the Covered Participant participated in a specified Pool for the Year, and may reduce the actual amount of such Pool by reference to the Award Payment made to the Covered Participant for the Year. Notwithstanding anything to the contrary in the Plan, however, the Committee shall not have any discretion or authority to increase the Award Payment payable under a Covered Award.

5.4.    Certification.  As soon as reasonably practicable following the conclusion of each Year, the Committee shall certify, in writing, the achievement of Net Income and the amount of the Award Payment in respect of each Covered Award for the Year.

6.	MISCELLANEOUS

6.1    Amendment and Termination of the Plan.  The Committee or the Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, and to the listing requirements of the New York Stock Exchange; provided, however, that Section 4.7 above, as it applies to any Change in Control, may not be amended following that Change in Control, nor may it be amended in anticipation of a Change in Control, in either case, in a manner adverse to any Participant without the Participant’s express written consent.

6.2    Section 162(m) of the Code.  Unless otherwise determined by the Committee, or expressly provided herein, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the maximum deductibility by the Company of the payment of Covered Awards.

6.3    Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Award Payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required or to satisfy any other payment obligation to the Company, the Company shall, to the extent permitted by law, have the right to deduct any such amounts from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding or other obligations.

6.4    Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

6.5    Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company except as specifically provided under the applicable plan or as may otherwise be determined by the Committee or by the Board.

6.6    Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

6.7    Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation, and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

6.8    Effective Date of Plan.  The Plan shall be effective as of January 1, 2005, upon the approval of the Plan by McGraw-Hill’s shareholders at the 2005 annual meeting. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

6.9    Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York.

APPENDIX B

PROPOSED AMENDMENT TO ARTICLE III OF THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE III. The aggregate number of shares which the Corporation shall have authority to issue shall be 602,891,256 shares, 891,256 shares of which shall have a par value of $10 per share and 602,000,000 shares of which shall have a par value of $1 per share. All of these shares are to be classified and the designations, number of shares in each class and the par value of the shares shall be as follows: $1.20 Convertible Preference Stock, 891,256 shares of the par value of $10 per share; Series Preferred Stock, 2,000,000 shares of the par value of $1 per share; and Common Stock, 600,000,000 shares of the par value of $1 per share.

B-1

Printed on Recycled Paper

for a quality environment.

View Annual Reports and Proxy Statements Online Instead of Receiving Them by Mail

Enroll at https://www.giveconsent.com/mhp

How it works:

If you give your consent then each March you will receive an e-mail notice containing instructions on how to view the Annual Report and Proxy Statement online. The e-mail will also include a unique control number so you can vote your proxy online or by telephone. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be the shareholder’s responsibility.

How to give your consent:

Enrollment is easy. Go to https://www.giveconsent.com/mhp. The enrollment site reviews the basic information and terms. Please enter your Social Security Number or Taxpayer Identification Number. Make your selection and provide an e-mail address that correspondence will be sent to. An e-mail confirming your selection will be issued.

How to revoke your consent:

You may revoke the election at any time. To resume mail delivery, return to the online enrollment site and revoke your election.

If you wish to continue receiving the reports through the mail, you do not need to respond. Your reports will continue to be mailed via the U.S. Postal Service.

1221 Avenue of the Americas

New York, NY 10020-1095

www.mcgraw-hill.com

Ú   DETACH PROXY CARD HERE ONLY IF YOU ARE VOTING BY MAIL   Ú

The McGraw-Hill Companies, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 27, 2005, at 11 a.m. (EDT), and any adjournment thereof.

The McGraw-Hill Companies’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in The Savings Incentive Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, The Employee Retirement Account Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, The Savings Incentive Plan of Standard & Poor’s, and The Employee Retirement Account Plan of Standard & Poor’s. If you are a participant in any of these Plans and have shares of common stock of the Company allocated to your account under these Plans, The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), is hereby instructed to vote all the shares of common stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 8, 2005, at the Annual Meeting of Shareholders to be held on April 27, 2005, and any adjournment thereof, on the items set forth on the reverse hereof and, in the Trustee’s discretion, upon such other business as may properly come before the Meeting. Voting rights will be exercised by the Trustee as directed, provided instructions are received by April 22, 2005.

(See reverse side for voting instructions)

To change your address, please mark this box:	☐	The McGraw-Hill Companies, Inc. P.O. Box 11033 New York, N.Y. 10203-0033

3 Choices: Vote by Telephone, Internet or Mail

Telephone and Internet voting available until 11:59 p.m. (EDT) on April 26, 2005

VOTE BY TELEPHONE	VOTE ON THE INTERNET	VOTE BY MAIL

■ Call toll-free 1-866-289-1739 on a touch-tone telephone. ■ Have your proxy card in hand. ■ Follow the recorded instructions.	■ Access the Internet at https://www.proxyvotenow.com/mhp. ■ Have your proxy card ready. ■ Follow the instructions at the voting website.	■ Mark, sign and date your proxy card. ■ Detach your proxy card. ■ Please mail your card in the enclosed postage-paid envelope so it is received before the Annual Meeting.

Note: If you vote by telephone or on the Internet, DO NOT mail back your proxy card.

Your vote is important. Please vote immediately.

Ú   DETACH PROXY CARD HERE ONLY IF YOU ARE VOTING BY MAIL   Ú

Please sign, date and return the proxy card promptly using the enclosed envelope.
Votes must be indicated (x) in black or blue ink.

THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). If not otherwise specified, the proxy card will be voted FOR the Election of Directors, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1, 2, 3 and 4:

1. Election of Directors Election of the following nominees as Directors for three-year terms expiring at the 2008 Annual Meeting:	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS*

01 Sir Winfried Bischoff 02 Mr. Douglas N. Daft	03 Ms. Linda Koch Lorimer 04 Mr. Harold McGraw III
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the Exceptions box and write that nominee’s name below. All other nominees will be voted FOR.
*Exceptions:

	FOR	AGAINST	ABSTAIN
2. Approval of Key Executive Short-Term Incentive Compensation Plan.

	FOR	AGAINST	ABSTAIN

3. Approval to amend the Company’s Restated Certificate of Incorporation to increase authorized shares of common stock.

4. Ratification of the appointment of independent Registered Public Accounting Firm for 2005.

THE BOARD RECOMMENDS YOU VOTE AGAINST PROPOSAL 5: 5. Shareholder proposal requesting shareholder vote on “poison pills”.

And, in their discretion, in the transaction of such other business as may properly come before the Meeting.

Please sign exactly as name(s) appear hereon. Joint owners should each sign separately. When signing as executor, administrator, corporate officer, attorney , agent, trustee, guardian or in other representative capacity, please state your full title as such.
	Date Shareholder sign here	Co-owner sign here